Exhibit 99.4

IMPLANT SCIENCES BOARD OF DIRECTORS APPOINTS
MICHAEL TURMELLE AS CHAIRMAN OF AUDIT COMMITTEE

WAKEFIELD, MA…January 11, 2006…Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) a developer and manufacturer of products for national security, medicine and industry, today announced that its Board of Directors appointed Mr. Michael Turmelle as the Chairman and Financial Expert of the Audit Committee of the Board of Directors.  Mr. Turmelle’s nomination as a member of the Board of Directors was approved by the shareholders at the Company’s recent annual meeting held on December 13, 2005.

Mr. Turmelle has held several management positions with SatCon Technology Corporation, including a director since June 1993; Vice President, Chief Financial Officer and Treasurer from November 1991 until January 2000; Chief Operating Officer in January 2000; and since February 2005, President of SatCon Power Systems.  From July 1984 until August 1987, Mr. Turmelle held several positions with HADCO Corporation.  From February 1982 until June 1984 Mr. Turmelle held several positions with the Aerospace Division of GE, including internal auditor.  Mr. Turmelle holds a B.A. degree in Economics from Amherst College.  Mr. Turmelle is also a member of both the Compensation and Nominating Committee of Implant’s Board of Directors.

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for the homeland security, semiconductor and medical device industries.  The Company has developed and commercialized portable and bench-top detection devices to identify explosives which are distributed under the Quantum SnifferTM brand name.  The Company also provides state of the art ion implantation and wafer analytical services for the semiconductor industry.  The Company also develops, manufactures and sells radioactive products for the treatment of cancer, including sales of radioactive seeds for the treatment of prostate cancer and development of a new, FDA approved radioactive source for use in the treatment of breast cancer.  For further details on the Company and its products please visit the Company’s website at www.implantsciences.com.

Implant Sciences believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the period ended June 30, 2005, and Quarterly Report on Form 10-Q for the period ended September 30, 2005.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation

Investor Relations

508-523-3141

(781) 246-0700, ext. 105

www.implantsciences.com